EXHIBIT 10(A)

December 15, 2003

Mr. Ernest E. East

25840 W. Sunset

Barrington IL 60010

Dear Ernie,

On behalf of the Board of Directors, I am pleased to offer you employment as Vice President, General Counsel and Corporate Secretary for Sierra Pacific Resources and its subsidiaries. You will be a senior officer of the corporation. Your work location will be at Sierra Pacific-Nevada Power headquarters in Las Vegas, Nevada. You will report directly to me in this position. We expect that you will assume your duties as soon as possible, hopefully on, or soon after January 1, 2004. The position requires some travel, particularly within the state of Nevada.

Your starting base salary in this position will be $280,000. You will also be eligible for an annual cash incentive, Short Term Incentive Program (STIP) of 45% (target) of your base salary. Payment of the Short Term Incentive is at the discretion of the Board of Directors and is based on corporate, business unit, and personal performance. Actual payout may vary from 0% to 150% of target. You must be employed on the date of payment to receive a STIP payment.

Long-term incentives for this position are in accordance with the plan approved by the shareholders and administered by the Board of Directors. Long-term incentives are stock-based and have in the past consisted of some combination of non-qualified stock options, performance shares, and restricted shares. For your position, the long-term incentive is targeted at 75% of your base salary. You will also be eligible to participate on a pro-rata basis (24 of 36 months) in the 2003-2005 Restricted Share grant made in 2003. In addition, you will be able to participate in the 2002-2004 Restricted Share grant for the remaining 12 of the original 36 months. Under these grants, you will receive 12,500 and 3,700 restricted shares, respectively, in accordance with the terms of the grants.

As a special inducement for you to join SPR, the Board has also authorized the following incentives, a cash payment (gross before taxes) of $120,000. In addition, you will receive a one-time, special non-qualified stock option grant of 20,000 NQSO’s at a strike price to be set based on the closing stock price on the day you accept this offer by signing it and informing me that you have done so. These options will vest at the end of one year, or upon change of control if such an event were to occur before the end of one year.

As a senior officer, you will be expected to achieve and maintain one and a half times your annual base compensation in SPR stock. You will have five years to achieve this level.

You will be eligible for normal Sierra Pacific Resources senior officer change in control protection as may be put in place for company officers by the Board of Directors. You will be eligible to participate in the Company’s Supplemental Executive Retirement Plan (SERP) and eligible for benefits under this Plan including a maximum benefit of 50% of your Final Average Earnings, depending on years of service at time of retirement.

The Company will provide you executive life insurance coverage of $400,000 (which may require completion of a physical exam performed by a doctor selected by our insurance carrier). This will be in addition to a $1,000,000 policy in the event that you die while traveling on Company business and company provided group life insurance equivalent to 1.5 times your annual salary.

You will be eligible for all regular employee benefits including a 401K plan that matches employee contributions dollar for dollar up to 6% of base salary (subject to IRS limitations), SPR’s Deferred Compensation Plan, and a defined benefit pension plan. You will receive a perquisite allowance of $9,100 per year to cover such expenses as a car, tax preparation, and club memberships. You will receive paid time off (PTO) based on your total years of professional work experience (>30). Your annual paid time off allowance will be 33.4 days, plus 11 paid holidays.

Upon acceptance of this agreement, you will be eligible for the relocation program for senior officers of Sierra Pacific Resources. A summary of this program is enclosed.

In addition to the benefits described above, in the event you are terminated for reasons other than (1) reasons relating to moral turpitude, (2) conviction of any crime amounting to a felony, or (3) on your own volition and without actually being requested to resign by the Board, you will receive within thirty days of termination, one year of base salary. This payment shall be conditioned on the execution of appropriate releases in favor of the Company for any and all claims connected with or arising out of your employment or termination and will require continued maintenance of confidential and proprietary information, a non-compete for one year and agreement not to disparage the Company.

As is Sierra’s policy, all hiring offers are contingent on a drug analysis test. We can arrange for you to have this test at a time and place convenient for you. Also you will need to provide us proof of U.S. Citizenship on your first day of work. This could include a copy of your Birth Certificate, Driver’s License, or Social Security Card.

The position being offered to you is one of trust and confidence. In accepting the position you are agreeing that, in addition to any other limitation and regardless of the circumstances or any future limitation of your employment, you will not communicate to any person, firm or other entity any knowledge relating to documents, transactions or any other confidential knowledge which you might acquire with respect to the business of Sierra Pacific Resources or any of its affiliated companies.

To indicate acceptance of this offer, please sign below and return one signed original of this letter to me as soon as possible. Please call me if you have questions.

On behalf of the Board of Directors and the officers of the company, I am delighted that you are likely to accept the opportunity to join the Sierra Pacific team. We believe, with your legal skills, leadership, expertise and dedication we will accomplish great results for our shareholders, customers, employees and communities. Welcome!

Sincerely,

Accepted:

Ernest E. East

Date:

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